Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Reports Second Quarter 2012 Financial Results

•    Revenue was $27.1 million, a 0.9% increase from the 2011 second quarter

•    Net income was $0.5 million compared to $37,000 for the 2011 second quarter

•    Gross margin rate was 23.1% for both the second quarters of 2012 and 2011

•    Selling, administrative and other operating costs increased $0.2 million, or 3.4%, from the 2011 second quarter

•    The Company generated $1.3 million in operating cash flow and ended the quarter with $3.1 million in cash with no amounts outstanding under its credit facility

MINNEAPOLIS — August 2, 2012 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced financial results for the second quarter 2012, which ended on June 30, 2012.

AIC reported second quarter revenue of $27.1 million as compared to 2011 second quarter revenue of $26.8 million. AIC reported 2012 second quarter net income of $0.5 million, or $0.10 per share compared to 2011 second quarter net income of $37,000, or $0.01 per share. The 2011 second quarter net income included restructuring charges of $0.7 million, or $0.15 per share.

“Second quarter financial performance was at the low end of our expected range,” said Brittany McKinney, AIC President and CEO. “We made progress on our strategy in the quarter, resulting in six percent growth in our core business and good inroads with new strategic clients.

“Although we are pleased with the progress that has been made to date, it is taking longer than anticipated to execute our national sales strategy and realize the top-line growth,” added McKinney. “As a result, we are lowering our full year revenue and EBITDA outlook. While the revenue growth trajectory for the year has changed, I am confident this is the right strategy for AIC and we are taking the steps necessary to accelerate implementation.”

2012 Second Quarter and Year-to-Date Review

Our revenues increased $0.3 million, or 0.9%, in the second quarter of 2012 compared to the second quarter of 2011. For the first half of 2012, our revenues increased $0.7 million, or 1.2%, to $53.8 million. When compared to the prior year quarter, our average bill rate increased 1.7% and was partially offset by a 0.1% decrease in the number of billable hours. For the first half of 2012, our average bill rate increased 0.8% and the number of billable hours increased 0.7% over the prior comparable period. There were 64 billing days in both the second quarters of 2012 and 2011 and 128 billing days during the first half of 2012 compared with 129 billing days during the first half of 2011.

In the second quarter of 2012, gross profit was $6.3 million as compared to $6.2 million in the second quarter of 2011. The gross margin rate was 23.1% for both the second quarters of 2012 and 2011. In the first half of 2012, gross margin increased 10 basis points and resulted in $12.6 million of gross profit, or 23.5% of revenues, as compared to $12.5 million of gross profit, or 23.4% of revenues, for the first half of 2011. For the remainder of 2012, we expect to maintain a gross margin rate in the range of 23% to 25%.

Selling, general and other administrative expenses increased $0.2 million, or 3.4%, in the second quarter of 2012, when compared to the second quarter of 2011, and by $0.3 million, or 2.8%, in the first half of 2012, when compared to the first half of fiscal 2011. The increase in SG&A expense is primarily the result of expanding our sales and recruiting team, which was partially offset by non-personnel cost reductions.

The Company’s income tax expense reflects the utilization of our net operating loss carryforwards to offset taxable income. We currently have $24.6 million of taxable benefit associated with the operating loss carryforwards available to offset future federal and state taxes.

In the second quarter of 2012, we generated cash from operations of $1.3 million compared to a use of cash from operations of $0.5 million in the second quarter of 2011. As of June 30, 2012, we had a cash balance of $3.1 million and no borrowings from our credit facility.

Outlook

For the fiscal year 2012, AIC projects revenue growth from 0-3 percent, gross margin in the range of 23-25 percent of revenue and EBITDA margin in the range of 2.5-3.0 percent of revenue.

Second Quarter 2012 Conference Call

Participants may access the call by dialing 800.946.0720, or 719.325.2157 for international callers, and entering the conference ID number 2874712. Interested parties can hear a replay of the call from 1 p.m. CT on August 3, 2012, to 10:59 p.m. CT on August 10, 2012, by calling 888.203.1112, or

719.457.0820 for international callers, and using access code 2874712. Audio of the conference call can also be accessed via the Internet at www.analysts.com, where it will be archived for 90 days following the completion of the call.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this press release (or during the conference call referred to herein) that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue,” or comparable terminology, are intended to identify forward-looking statements. Statements by the Company, its President and CEO Brittany McKinney or its CFO Lynn Blake, regarding, for instance: The effectiveness of the Company’s sales and marketing strategies, current expectations as to future financial performance and the Company’s ability to execute against its strategic plan, increase revenues, maintain profitability, achieve anticipated gross profit margin rates, build cash, control costs and return value to its shareholders, are forward-looking statements.

Such forward-looking statements are based on current information, which we have assessed, that by its nature is dynamic and subject to rapid and even abrupt changes. Although we believe that the expectations conveyed by the forward-looking statements are reasonable based on information available to us on the date such forward-looking statements were made, no assurances can be given as to future results, levels of activity and achievements. As such, results may differ materially in response to a change in this information.

Forward-looking statements include, for example, statements expressing the intent, belief or current expectations of AIC and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. All of the forward-looking statements in this press release are qualified by the assumptions that are stated or inherent in such forward-looking statements. Although we believe that these assumptions are reasonable based on the information available to us on the date such assumptions were made, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements, which speak only as of the date of this press release and conference call.

Such forward-looking statements should be read in conjunction with the Company’s filings with the SEC. AIC assumes no responsibility to update the forward-looking statements contained in this release.

Analysts International Corporation

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Revenues	$27,079	$26,835	$53,802	$53,147
Cost of revenues	20,827	20,637	41,174	40,690
Gross profit	6,252	6,198	12,628	12,457

Selling, administrative and other operating costs	5,590	5,406	11,776	11,456
Restructuring costs and other severance related costs	113	746	113	746
Total operating expenses	5,703	6,152	11,889	12,202

Operating income	549	46	739	255

Interest expense	(1)	—	(2)	—

Income before income taxes	548	46	737	255

Income tax expense	15	9	6	16

Net income	$533	$37	$731	$239

Per common share:
Basic income	$0.10	$0.01	$0.14	$0.05
Diluted income	$0.10	$0.01	$0.14	$0.05

Weighted-average shares outstanding:
Basic	5,075	5,012	5,059	5,004
Diluted	5,103	5,027	5,106	5,016

Analysts International Corporation

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
(In thousands)	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$3,107	$5,135
Accounts receivable, less allowance for doubtful accounts	19,375	18,016
Other current assets	461	489
Total current assets	22,943	23,640

Property and equipment, net	2,263	2,095
Other assets, net	417	457
Total assets	$25,623	$26,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,108	$3,847
Salaries and benefits	1,665	2,078
Deferred revenue	300	285
Deferred compensation	82	136
Restructuring accrual	186	442
Other current liabilities	615	664
Total current liabilities	5,956	7,452

Non-current liabilities:
Deferred compensation	327	379
Restructuring accrual	16	28

Shareholders’ equity	19,324	18,333
Total liabilities and shareholders’ equity	$25,623	$26,192

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
(In thousands)	2012	2011	2012	2011

Net income as reported	$533	$37	$731	$239
Plus:
Share based compensation expense	49	88	240	324
Depreciation	163	156	314	346
Net interest and non-operating expense	1	—	2	—
Income tax expense	15	9	6	16

Adjusted EBITDA	$761	$290	$1,293	$925

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.